Exhibit 99.1

BFC Financial Corporation and Bluegreen Corporation Terminate

Prior Stock Merger and Announce a Definitive Agreement for BFC

To Acquire Bluegreen in a Cash Transaction

FORT LAUDERDALE, FL – November 15, 2012 -- BFC Financial Corporation (“BFC” or the “Company”) (OTCQB: BFCF) and Bluegreen Corporation (“Bluegreen”) (NYSE:BXG) today announced that the parties have terminated their November 2011 merger agreement (“Bluegreen”) (NYSE:BXG) and entered into a definitive agreement pursuant to which Bluegreen will be acquired in a cash transaction.

BFC, through its wholly-owned subsidiary, Woodbridge Holdings ("Woodbridge”), currently owns approximately 54% of Bluegreen’s outstanding Common Stock. Under the terms of the agreement, Woodbridge will acquire the remaining approximate 46% of Bluegreen’s outstanding Common Stock for $10.00 per share in cash (approximately $150 million) in a merger between a wholly-owned subsidiary and Bluegreen. Once the transaction is completed, Bluegreen will become a direct wholly-owned subsidiary of Woodbridge. The all-cash offer represents a 73.6% premium above the $5.76 closing price of Bluegreen’s Common Stock on November 14, 2012.

The merger agreement, which was unanimously approved by a special committee comprised of Bluegreen’s independent directors as well as the boards of directors of both companies, is subject to approval of Bluegreen’s shareholders, Woodbridge obtaining the financing necessary to complete the transaction and the satisfaction of certain other customary closing conditions. Woodbridge plans to fund the acquisition through debt or equity financing, including by issuing up to 46% of the equity interests in Woodbridge and utilizing Bluegreen’s assets. It is currently anticipated that the transaction will be completed promptly after all conditions to closing are satisfied.

BFC’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “We believe this merger validates our long standing commitment to Bluegreen, and our belief in its operating platform and management."

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About BFC Financial Corporation: BFC is a holding company whose principal holdings include controlling interests in Bluegreen Corporation (NYSE: BXG) and BBX Capital Corporation (NYSE: BBX). For more information, visit www.BFCFinancial.com.

BFC Contact:
Leo Hinkley, SVP, Investor Relations Officer

Phone: 954-940-4994
Email: InvestorRelations@BFCFinancial.com

About Blugreen Corporation: Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Bluegreen Contact:	-OR-	Investor Relations:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and involve substantial risks and uncertainties. These risks and uncertainties include, but are not limited to: those relating to the proposed acquisition of Bluegreen described in this press release, the potential benefits of the proposed transaction, that financing for the transaction may not be obtainable on acceptable terms, or at all, and the risk that the proposed transaction may not otherwise be consummated in accordance with the contemplated terms, or at all. Reference is also made to the risks and uncertainties detailed in reports filed by BFC and Bluegreen with the SEC, including the “Risk Factors” sections thereof, which may be viewed on the SEC's website at www.sec.gov. The companies caution that the foregoing factors are not exclusive.

Additional Information and Where to Find It

This communication is being made in respect of the proposed acquisition of Bluegreen. The proposed transaction will be submitted to the shareholders of Bluegreen for their consideration. In connection with the proposed transaction, Bluegreen will prepare a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement will be mailed to Bluegreen’s shareholders. Bluegreen may also file with the SEC other documents regarding the proposed transaction. BLUEGREEN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Copies of all documents filed by Bluegreen with the SEC are available, free of charge, on the SEC’s website at www.sec.gov and on Bluegreen’s website at www.bluegreencorp.com under the tab “Investors – SEC Filings.” In addition, Bluegreen’s shareholders may obtain free copies of the documents filed with the SEC by Bluegreen by directing a request by mail to Bluegreen Corporation, Corporate Secretary, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, or by phone at 561-912-8000.

Participant Information

Bluegreen and its directors and executive officers may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the shareholders of Bluegreen in connection with the proposed transaction. Information regarding Bluegreen’s directors and executive officers is set forth in Bluegreen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 28, 2012. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction will be contained in the proxy statement to be filed by Bluegreen with the SEC when it becomes available.